UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2024

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35570	20-2932652
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Overlook Center, Suite 102 Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 375-2227

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SONN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD.

On March 11, 2024, Sonnet BioTherapeutics Holdings, Inc. (the “Company”) issued a press release announcing that the first Phase 1b/2a clinical trial of SON-080 was cleared to proceed to Phase 2 after review by the independent Data and Safety Monitoring Board (DSMB). A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Current Report on Form 8-K under Item 7.01, including the information contained in Exhibit 99.1, is being furnished to the Securities and Exchange Commission, and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by a specific reference in such filing.

Item 8.01. Other Events.

On March 11, 2024, the Company announced that the first Phase 1b/2a clinical trial of SON-080 was cleared to proceed to Phase 2 after review by the DSMB. This study (SB211, NCT05435742) is being conducted at two sites in Australia in patients with persistent chemotherapy-induced peripheral neuropathy (CIPN) using a new proprietary version of recombinant human Interleukin-6 (rhIL-6), which required confirmation of safety before continued development in Phase 2. Many drugs cause peripheral nerve damage; patients with CIPN experience discomfort that can result in persistent, unbearable pain that may limit chemo-therapeutic treatment.

SB211 is studying a low dose of rhIL-6 that has an amino acid sequence identical to the native molecule. The trial targets serum levels similar to those induced with moderate exercise, which triggers the natural healing of nerves, muscle, and bone. As a pleiotropic cytokine, native IL-6 participates in several physiological processes, including tissue repair, glucose homeostasis, and the innate immune response at lower levels, but it can result in acute pathological inflammation at higher serum levels. Preclinical models of CIPN and diabetic peripheral neuropathy show that low dose rhIL-6 has the potential to stimulate nerve regrowth to re-establish normal sensations, thereby reducing pain and normalizing some of the physiological conditions that had deteriorated due to nerve degeneration. Early versions of rhIL-6, including Serono’s atexakin alfa and others, have been tested in hundreds of patients with cancer, diabetes, idiopathic aplastic anemia, or in healthy controls, showing a maximum tolerated dose of 10 µg/kg three times a week (TIW). However, fever, nausea, and vomiting were prominent at doses over 2 µg/kg TIW. SB211 was designed in Phase 1b to show safety using lower doses in CIPN with up to about 1 µg/kg of the Company’s new version of IL-6 (SON-080) given subcutaneously TIW for twelve weeks.

The protocol required DSMB to review the unblinded safety and tolerability of SON-080 in the first nine patients in SB211. While the data is still blinded to the rest of the team and we do not have access to the responses by group, the initial safety profile mimics that seen in prior studies with lower doses of exogenous rhIL-6. The most prominent symptoms in SB211 included injection site reactions (redness, bruising, pain, or itching) that resolved within a few days, as well as fatigue, body aches, or nausea that were mostly mild with some symptoms that were moderate. One patient developed severe fatigue and withdrew from the study after one month. All adverse events were transient and reversible. The DSMB concluded that the symptoms were tolerable in the initial patients and the study could proceed to Phase 2. The unblinded safety data from two dose levels of SON-080 compared to placebo are expected during the second half of 2024.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit No.	Description
99.1	Press Release issued by Sonnet BioTherapeutics Holdings, Inc., dated March 11, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONNET BIOTHERAPEUTICS HOLDINGS, INC.

Date: March 11, 2024	By:	/s/ Pankaj Mohan, Ph.D.
	Name:	Pankaj Mohan, Ph.D.
	Title:	Chief Executive Officer